Business Number

E0305332018-1

Filing Number

20211231836

Filed On

2/10/2021 3:00:00 PM

Certificate of Correction

 (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

SOCIETY PASS INCORPORATED

2. Description of the original document for which correction is being made:

Certificate of Designation for Nevada Profit Corporations dated April 17, 2019 filed with the Secretary of State of Nevada on April 17, 2019 Document number: 20190168242-75

3. Filing date of the original document for which correction is being made: 04/17/2019

4. Description of the inaccuracy or defect:

Section 7(a) and Section 11(a) of the Certificate of Designation are amended and restated in their entirety as provided in Exhibit A.   The Certificate of Amendment dated February 10, 2021 (Filing Number: 20211228864) was filed erroneously and shall not have any force or effect whatsoever.

5. Correction if the inaccuracy or defect:

Section 7(a) and Section 11(a) of the Certificate of Designation are amended and restated in their entirety as provided in Exhibit A.   The Certificate of Amendment dated February 10, 2021 (Filing Number: 20211228864) was filed erroneously and shall not have any force or effect whatsoever.

6. Signature

/s/ Dennis Nguyen.	Chief Executive Officer	02/10/2021
Authorized Signature	Title	Date

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EXHIBIT A

1. Section 7(a) of the Certificate of Designation is amended and restated in its entirety as follows:

[Beginning of Section 7(a)]

Upon consummation of the IPO, each share of Series B Preferred Stock shall automatically convert into one (1) share of Common Stock ("Conversion Share").

[End of Section 7(a)]

2. Section 1 l(a) of the Certificate of Designation is amended and restated in its entirety as follows :

[Beginning of Section 11 (a)]

(a) Stock Dividends and Splits. If the Corporation, at any time while any shares of Series B Preferred Stock are outstanding,

(i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock;

(ii) subdivides outstanding shares of Common Stock into a larger number of shares; or

(iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case, the Conversion Share shall be multiplied by a fraction of which

(x) the numerator shall be the number of shares of Common Stock outstanding immediately after such event and

(y) the denominator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator.

Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately following the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately following the close of business on the effective date of such subdivision or combination.

[End of Section I I (a)]

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